UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 9, 2012

GENESIS BIOPHARMA, INC.
(Name of small business issuer specified in its charter)

Nevada	000-53127	75-3254381
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

11500 Olympic Blvd., Suite 400
Los Angeles, CA 90064
(Address of principal executive offices)

Not Applicable.
 (former name or former address, if changed since last report)

(866) 963-2220
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 9, 2012 Mr. Hans E. Bishop was appointed as a director of Genesis Biopharma, Inc., a Nevada corporation (the “Company”), to serve for a term expiring at the next annual meeting of stockholders.

Mr. Bishop, was the Chief Operating Officer of Dendreon Corporation from January 2009 until September 2010.  Prior to that, from December 2006 to January 2009, he was with Bayer Healthcare AG, where he served as President of the Specialty Medicine business unit and as President of the Oncology, Neurology, Ophthalmology and Haematology Business unit.  Before joining Bayer Healthcare, Mr. Bishop was Senior Vice President, Global Commercial Operations for Chiron Corporation from 2004 to 2006, and Vice President of Global Operations for Sonera Zed from 2000 until 2004.  From 1995 to 2000, Mr. Bishop was with SmithKline Beecham where he held a number positions, including Director of European Business Development and Strategy and Managing Director of SB UK Pharmaceuticals.  From 1988 until he joined SmithKline Beecham in 1995, Mr. Bishop was with Glaxo Wellcome PLC.  Mr. Bishop earned his B.S. in Chemistry from Brunel University in London.

The Company’s Board of Directors also authorized the grant of an option to purchase 200,000 shares of common stock to Mr. Bishop for his services as a non-employee director.  This option vests over twelve months following his appointment, has an exercise price equal to the closing price of the Company’s common stock on January 9, 2012, and will be subject to the Company’s 2011 Equity Incentive Plan.  The option will expire ten years from the date of grant.

Mr. Bishop is not a party to any transaction with the Company of the type required to be disclosed under Section 404(a) of Regulation S-K.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits.  The following exhibit is included as part of this report.

99.1           Press Release dated January 9, 2012 announcing to the appointment of Hans E. Bishop to the Board of Directors of Genesis Biopharma, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS BIOPHARMA, INC.

Date: January 9, 2012	By:	/s/ ANTHONY CATALDO
Anthony Cataldo, Chief Executive Officer